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                                                                     EXHIBIT 8.3

           [LETTERHEAD OF HOBSON AUDLEY HOPKINS & WOOD APPEARS HERE]



Alliance Resources PLC
12 St James's Square
London
SW1Y 4RB                                                        October 13, 1999


Dear Sirs

We have acted as legal advisers in the United Kingdom to Alliance Resources PLC ("the Company") in connection with the recommended offer by American Rivers Oil Company to acquire the whole of the issued share capital of the Company ("the Offer").

In connection with this opinion, we have examined the following documents:-

1. the registration statement on form S4 ("the Registration Statement"), including the proxy statement/prospectus contained therein, filed with the Securities Exchange Commission, relating to the Offer and the registration of the common stock of American Rivers Oil Company issued pursuant thereto;

2. a circular ("the Circular") to be despatched to shareholders of the Company who are resident in the United Kingdom.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified, of such documents and records of the Company and such statutes and/or regulations as we have deemed necessary or advisable for the purpose of this opinion. In rendering this opinion we have relied upon the facts and disclosures set forth in the Registration Statement and the Circular regarding the Offer and the issue of common stock of American Rivers Oil Company pursuant to the Offer. We have not independently verified the accuracy of such representations or the matters set forth in such documents or records. As to certain facts material to this opinion, we have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all information supplied to us is accurate and complete and that all persons executing and delivering originals of copies of documents examined by us are competent to execute and deliver such documents.
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Alliance Resources PLC                                          October 13, 1999

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Based on the foregoing, this firm is of the opinion that the discussion in the
Registration Statement of the United Kingdom tax treatment of accepting the Offer under the caption "United Kingdom taxation" within the section headed "material tax consequences of the merger and exchange" is an accurate summary of the material United Kingdom tax consequences which may result from shareholders of the Company accepting the Offer. This firm's opinion is based on current law and practice, both of which may be subject to changes. Any such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify this firm's opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Consent is also given to the reference to this firm in the Registration Statement. In giving this consent, this firm does not thereby admit that it comes into the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the commission promulgated thereunder.

Yours faithfully,



HOBSON AUDLEY HOPKINS & WOOD
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